Exhibit 99.1

 Allegheny Technologies Announces Major Expansion of its Titanium Capabilities

     PITTSBURGH--(BUSINESS WIRE)--July 15, 2005--Allegheny Technologies Incorporated (NYSE:ATI) announced today a major expansion of its titanium production capabilities. These investments are aimed at significantly increasing ATI's capacity to produce titanium and titanium alloys used for aero-engine rotating parts, airframe applications and in other robust global markets. These capital investments of approximately $100 million over the next 18 months will be funded from internal cash flow.

     Major strategic capital projects include:

     -- Upgrading and restarting ATI's idled titanium sponge facility. ATI expects an annual production rate of 7.5 million pounds of titanium sponge from this facility beginning in the first half of 2006. Titanium sponge is a critical raw material used to produce titanium mill products.

     -- Constructing a third plasma arc melt cold-hearth furnace. ATI expects this new furnace to be qualified for production by late 2006. Plasma arc melting is a superior cold-hearth melt process for making alloyed titanium products for aero-engine rotating parts and biomedical applications.

     -- Expanding high-value plate products capacity by 25%. ATI expects this expansion to enable it to continue to grow in its high-value specialty plate products business, including titanium plate used in airframe, armor, power generation, and corrosion applications.

     -- Continued upgrading of ATI's cold-rolling assets used in producing titanium sheet and strip products.

     Also included in this titanium capability expansion is an approximate 25% increase across ATI's titanium production system, including increases in vacuum arc remelt capacity, electron beam cold hearth melting capacity, and forging reheat capacity.
     "We expect over $200 million of annual revenue growth with attractive after-tax returns from these capital projects when they are fully implemented in 2007. As a result of investments ATI has made during the past several years, we currently have unparalleled finishing assets for titanium straight length and flat-rolled products. The new capital investments announced today add much needed titanium raw material, melt, and remelt capacity to help optimize market opportunities for ATI," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "These strategic investments confirm ATI's commitment to profitably grow our high performance metals business.
     "The excellent combination of high strength to weight ratio, corrosion resistance, and biocompatibility make titanium an ideal specialty metal for many sophisticated and challenging twenty-first century applications. Titanium demand from the aerospace market, for both aero-engine and airframe applications, is expected to continue to be robust for the next several years. ATI is a leading producer of premium titanium alloys used in aero-engine rotating parts used for both original equipment and spare part applications. Airframe and airframe components offer significant growth potential for ATI. The industry trend towards the use of composite materials in airframes increases the need for our titanium alloys.
     "Biomedical is another buoyant market for titanium products used for medical prosthesis such as hips and knees. ATI is a leading producer in this market segment and works closely with end users to develop new materials for longer lasting implants with improved biocompatibility. Armor for the government defense market is an emerging new application for titanium. In addition, demand for titanium for corrosion applications, particularly from the chemical processing and oil and gas markets, is expected to continue to be strong. Forecasted demand for titanium products is growing and exceeds current global capabilities."
     Allegheny Technologies is a leading producer of titanium and titanium products. ATI manufactures titanium straight length products (long products), including ingot, billet, bar, and rod; titanium flat-rolled products, including sheet, strip, and plate; and specialty titanium products, including shapes, seamless tubing, castings, and wire. ATI is a technology leader in manufacturing and research and development for titanium products. ATI is the world's only titanium producer that employs both plasma cold-hearth and electron beam cold hearth melt technologies. ATI holds many patents for titanium products used for aerospace and biomedical applications.
     This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.
     Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $2.7 billion during 2004. The Company has approximately 9,000 full-time employees world-wide who use innovative technologies and advanced research and development to offer growing global markets a wide range of specialty materials solutions. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce specialty/commodity materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.


     CONTACT: Allegheny Technologies Incorporated
              Dan L. Greenfield, 412-394-3004